Exhibit 10.1

[JAGUAR LETTERHEAD]

February 24, 2020

Re:     Reset Offer of Common Stock Purchase Warrants

To Whom It May Concern:

Jaguar Health, Inc., a Delaware corporation (the “Company”), is pleased to offer to you the opportunity to reprice the exercise of all of the warrants to purchase the Company’s common stock, par value $0.0001 per share (“Common Stock”), set forth on Annex I attached hereto (collectively, the “Reprice Warrants”) currently held by you (the “Holder”). The Reprice Warrants were issued pursuant to the Underwriting Agreement, dated as of July 19, 2019, between the Company and Ladenburg Thalmann & Co. Inc. (the “Underwriting Agreement”). The shares issuable upon exercise of the Reprice Warrants (the “Warrant Shares”) have been registered pursuant to a registration statement on Form S-1 (File Nos. 333-231399 and 333-232715) ((the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Reprice Warrants pursuant to this letter agreement, will be effective for the issuance or resale, as the case may be, of the Warrant Shares.

In consideration for exercising some or all of the Reprice Warrants held by you (the “Warrant Exercise”) on or prior to the Outside Exercise Time (as defined below), the Company hereby offers you a reduced exercise price of $0.692 per share for the Reprice Warrants (“Reduced Price”) which you actually exercise on, or prior to the Outside Exercise Time. Notwithstanding anything herein to the contrary, in the event the Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) in the Reprice Warrants, the Company shall only issue such number of Warrant Shares to the Holder that would not cause such Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance (the “Holdback Shares”) to be held in abeyance until notice from such Holder that the balance (or portion thereof) may be issued in compliance with such limitations. For the avoidance of doubt, the Holdback Shares shall be deemed prepaid thereafter but the Holder will not have any voting rights, dividends or other rights as a stockholder of the Company with respect to the Holdback Shares until such later date when the Holdback Shares are actually issued to Holder in compliance with the Beneficial Ownership Limitation.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder’s exercise of some or all of the Reprice Warrants for an aggregate exercise price as set forth on the Holder’s signature page hereto (the “Warrants Exercise Price”) on or before 1:00 p.m. Eastern Time on February 24, 2020 (the “Outside Exercise Time”). For the avoidance of doubt, to the extent that the Holder does not exercise all of such Holder’s Reprice Warrants on or prior to the Outside Exercise Time, all of the original terms and provisions of such Reprice Warrants, including the original exercise prices thereunder, shall remain in full force and effect and the Holder shall have no right to exercise the Reprice Warrants for the reduced exercise prices stated herein.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto.

If this offer is accepted and the transaction documents are executed on or before the Outside Exercise Time, then on or before 5:30 p.m. Eastern Time on February 28, 2020 the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder. The Company shall also file an amendment to the prospectus included in the Registration Statement disclosing the reduced exercise price of the Reprice Warrants within two business days thereof. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Reprice Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through American Stock Transfer & Trust Company LLC within one (1) business day of the date the Company receives the Warrants Exercise Price (or, with respect to shares that would otherwise be in excess of the Beneficial Ownership Limitation, within two (2) business days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Reprice Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

The Company acknowledges and agrees that the obligations of the Holder under this letter agreement are several and not joint with the obligations of any other holder of Common Stock purchase warrants of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company at e-mail: lconte@jaguar.health, attn.: Lisa A. Conte, on or before 1:00 p.m. Eastern Time on February 24, 2020.

Sincerely yours,

JAGUAR HEALTH, INC.

By:
Name: Lisa A. Conte
Title: President and Chief Executive Officer

Accepted and Agreed to:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Repriced Warrant Shares:

1.	Public Warrants – Series 1

a.	Number of Repriced Series 1 Warrant Shares:

b.	Aggregate Exercise Price:

2.	Public Warrants – Series 2

a.	Number of Repriced Series 2 Warrant Shares:

b.	Aggregate Exercise Price:

DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a)         Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)        No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals (as defined in the Underwriting Agreement), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect (as defined in the Underwriting Agreement).

Annex I

HOLDER	Title of Warrants	CUSIP NO.	WARRANT NO.	NUMBER OF WARRANT SHARES ISSUABLE UPON CASH EXERCISE OF WARRANT